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                                                                    Exhibit 10.8

                                 EXECUTION COPY



                    SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement ("Agreement") is entered into by and between Stephen
L. Green ("Employee") and Insurance Auto Auctions, Inc. (the "Company") to set forth the terms, conditions, and obligations of each party with respect to the termination of the employment relationship between Employee and the Company.

Whereas, the parties acknowledge that the Company has requested that the Employee terminate his employment relationship with the Company;

Whereas, the parties mutually agree that their joint interest would be furthered by an amicable separation;

Now therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Termination of Employment. Termination of the employment relationship between Employee and the Company shall be effective as of March 9, 2001 (the "Termination Date"). Employee's duties as an officer, director and employee of the Company and any of its subsidiaries shall end effective as of the Termination Date.

2. Consideration. As consideration for Employee's entering into this Agreement, the Company agrees:

     a) Employee shall receive from the Company a lump sum cash payment equal to the sum of (i), (ii) and (iii) below, payable on the next regular payday following expiration of the revocation period described in paragraph 11 below:

          (i) 52 weeks of pay, computed at the Employee's regular weekly base salary in effect on the Termination Date (such gross amount equal to $150,000);

          (ii) a bonus payment equal to 38% of Employee's annual base salary (such gross amount equal to $57,000);

          (iii) an aggregate automobile allowance equal to $17,700; and

     b)   (i)   From the Termination Date until the last day of March 2002 (the end of the final month covered by your severance pay (the
                "Severance Period")), the Company shall continue to provide life, medical, dental and long-term disability benefits (the
                "Company Plans") as previously selected by Employee, for Employee and such of Employee's dependents for whom the Company provided such benefits on the Termination Date; provided
                Employee shall be responsible for the Employee's share of the cost of coverage and benefits on the same basis as prior to the Termination Date.

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                Such benefits will be continued only to the extent permissible under the terms of such Company Plans. Notwithstanding anything contained in this paragraph b(i) to the contrary, with respect to long-term disability, the Employee must timely apply for conversion insurance and benefits payable thereunder shall not exceed a maximum monthly benefit of $3,000.

          (ii) If any of the Company Plans do not permit continued participation by the Employee and the Employee's family after termination of employment, then, during the Severance Period, the Company will reimburse the Employee for the cost of obtaining comparable coverage from a third-party insurer, provided, however, that the amount of such reimbursement will not exceed the amount that would have been paid by the Company for coverage under the Company Plans during the Severance period had the Employee's employment not been terminated.

                If during the Severance Period, and subject to paragraph (iii) below, the Employee is reemployed by another employer, the rights of the Employee and the Employee's family to receive benefits under any Company Plan, or reimbursement for any third-party coverage, will terminate on the date the Employee and Employee's family become eligible to receive comparable benefits from such employer.

          (iii) If, at the termination of the Severance Period, the Employee is receiving medical and/or dental benefits from a Company Plan, the Company will continue to provide such medical and/or dental benefits to the Employee and/or the Employee's family pursuant to COBRA. For such purpose, the termination of the Severance Period will be considered the date of the "qualifying event" as such term is defined by COBRA and the cost of continued coverage during the COBRA period will be determined pursuant to COBRA and paid entirely by the Employee.

          (iv) If the Company's Plans do not provide for continued medical and/or dental benefit coverage during the Severance Period, then the Termination Date will be considered the date of the qualifying event for COBRA purposes. In such case, the Employee may either elect to continue such coverage pursuant to COBRA or obtain comparable third-party coverage as described in Section 2(b)(ii). If the Employee elects COBRA coverage, then during the Severance Period, the Employee will be charged only the amount that such Employee would have paid for such coverage had such Employee remained employed by the Company (the "Employee Premium") (and the Company paying the remainder), and after the end of such Severance Period and for the remainder of the COBRA period, the cost of such coverage will be determined pursuant to COBRA and paid entirely by the Employee. If the Employee directs the Company not to deduct the entire amount of Employee Premium for the Severance Period from the lump sum paid under Section 2(a), the Employee shall be




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                responsible for mailing the Employee Premium to the Company by the first day of every month during the Severance Period.

          (v) The Employee's active participation in all other employee benefits plans and programs maintained by the Employer, including the Insurance Auto Auctions, Inc. 401(k) Plan and the Insurance Auto Auctions, Inc. Employee Stock Purchase Plan, shall be determined in accordance with the terms of such plans and programs.

     c) All outstanding stock options granted to Employee as set forth on Attachment A hereto shall become 100% vested and exercisable on the day after the expiration of the revocation period described in Section 11 below. Such vested stock options will continue to be exercisable until the earlier of such stock options expiration date or June 9, 2002. Stock options not exercised by June 9, 2002 shall expire and be of no further force or effect. The options shall continue to be governed by the terms and conditions of their respective Notices of Grant of Stock Option and Stock Option Agreements, as amended by this subsection 2(c).

     d) Employee shall receive accrued but unused vacation pay through the Termination Date, to be paid on or before the Company's next regularly scheduled pay date following the Termination Date.

     e) The Company shall provide Employee with outplacement benefits from Drake Beam Morin (Executive Program) consistent with those benefits offered other Company executives terminated in March 2001.

     f) Amounts paid to Employee pursuant to this Section 2 shall be subject to applicable withholding taxes as may be required pursuant to federal, state or local law, or by agreement with or consent of Employee.

3. Confidentiality. Employee remains bound by all terms and conditions of the Confidentiality Agreement dated as of February 3, 1997 and attached hereto as Attachment B. Employee also agrees that except as may be specifically required by law, Employee will not in any manner disclose or communicate any part of this Agreement to any other person except Employee's current spouse, Employee's accountant or financial advisor to the limited extent needed for that person to prepare Employee's tax returns, Employee's attorney or an outplacement firm hired by Employee or the Company. Before any such authorized disclosure, Employee will inform each such person to whom disclosure is to be made that every term of this Agreement is confidential and obtain such person's agreement to maintain the confidentiality of the entire Agreement.

4. Return of Company Property. By signing this Agreement, Employee affirms that he has returned to the Company all of its property that was or is in his possession, custody or control, including but not limited to all keys, company credit cards, access cards, equipment, computers, hardware, software, programs diskettes, data, notes, papers, books, files, documents, records, policies, client and customer information and lists, marketing information, design information, pricing information, blueprints, specifications



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     plans, data base information, mailing lists, and any other property or information that Employee had relating to the Company and/or its customers, employees, plans, strategies, inventions, policies, or practices (whether those materials are in paper or computer-stored form). Employee affirms that he has not retained any such property or information in any form, and that he will not give copies of such property or information or disclose their contents to any other person. Notwithstanding the above, Employee shall be allowed to retain the Palm Pilot organizer (Palm VII) he was using while employed by the Company.

5. Expenses. Employee shall be reimbursed for his business expenses incurred prior to the Termination Date in accordance with the Company's expense reimbursement policies.

6. Employees. For a period commencing on the date hereof and terminating at the end of the Severance Period (the "Restricted Period"), Employee shall not, directly or indirectly, (i) solicit for employment and/or hire or offer employment to any individual who is then currently employed by the Company, or (ii) encourage any such individual to terminate his or her relationship with the Company or its subsidiaries.

7.   Omitted.

8. Release of Claims And Agreement Not To Sue. As consideration for the obligations undertaken by the Company pursuant to this Agreement, Employee, for himself, his executors, administrators, heirs and assigns (the "Employee Released Parties"), hereby fully releases, waives and fully discharges the Company Released Parties (defined to include the Company, its subsidiaries and affiliates, predecessors, successors, and assigns, and their respective officers, directors, agents and employees, whether past, present or future) from any and all claims, causes of action, suits, demands, damages, judgements or liabilities, of any nature, including attorney's fees and costs, known or unknown, absolute or contingent, arising from or relating to Employee's employment or separation from employment. The Company Released Parties, as consideration for the obligations undertaken by Employee pursuant to this Agreement, hereby fully release, waive and fully discharge the Employee Released Parties from any and all claims, causes of action, suits, demands, damages, judgements or liabilities, of any nature, including attorney's fees and costs, known or unknown, absolute or contingent, arising from or relating to Employee's employment or separation from employment. The Employee's release includes, without limitation, any and all claims for breach of contract (including the Change in Control and Employment Agreement between the Company and Employee dated February 23, 1998), wrongful discharge or impairment of economic opportunity, any claims under common law or at equity, claims of defamation or intentional infliction of emotional harm, claims of any tort, claims for reimbursements or commissions, and any and all rights and discrimination claims Employee may have arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, and any and all other federal, state or local laws or regulations. Employee Released Parties and Company Released Parties agree not to sue or to file any claims or actions against the other with respect to claims covered by the aforementioned mutual releases and affirm that no such claims or actions are currently pending. Notwithstanding the above, the Employee's waiver and release shall not apply



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     to claims for indemnification pursuant to Article 7 of the Company's
     Articles of Incorporation, Article 5 of the Company's Bylaws and that certain Indemnification Agreement between Employee and the Company dated February 24, 1999. Nothing herein shall preclude Employee from seeking benefits under any Company directors and officers or liability insurance policy, subject in each case to the specific terms of the policy.

9.   No Disparagement or Encouragement.

     a) Until March 9, 2004, Employee agrees not to do anything, and not to make any oral, electronic or written statement to any person (including without limitation any employee, client, customer, supplier, vendor of the Company or the press), that disparages or places in a false or negative light the Company or any of its past or present officers, employees, business, products, services or its relationships; provided, however, that nothing herein shall limit or prohibit Employee from cooperating in any truthful manner with any governmental authority or agency or responding truthfully under oath in a legal proceeding. Employee will not encourage any person to file a lawsuit, charge, claim, or complaint against any of the Company Released Parties. Employee will not assist any person who has filed a lawsuit, charge, claim, or complaint against any of the Company Released Parties unless Employee is required to render such assistance pursuant to a lawful subpoena or other legal obligation. If Employee is served with any such legal subpoena or becomes subject to any such legal obligation, Employee will provide prompt written notice to the General Counsel of the Company in which Employee shall enclose a copy of the subpoena and any other documents describing the legal obligation.

     b) Until March 9, 2004, Company agrees not to do anything, and not to make any oral, electronic or written statement to any person (including without limitation the press), that disparages or places in a false or negative light the Employee; provided, however, that nothing herein shall limit or prohibit Company from cooperating in any truthful manner with any governmental authority or agency or responding truthfully under oath in a legal proceeding. Company will not encourage any person to file a lawsuit, charge, claim, or complaint against the Employee Released Parties. Company will not assist any person who has filed a lawsuit, charge, claim, or complaint against Employee Released Parties unless the Company is required to render such assistance pursuant to a lawful subpoena or becomes subject to any such legal obligation. If the Company is served with any such legal subpoena or becomes subject to any such legal obligation, the Company will provide prompt written notice to the Employee in which the Company shall enclose a copy of the subpoena and any other documents describing the legal obligation.

10. No Reinstatement or Reemployment. Employee agrees not to apply for employment or otherwise seek to be hired, rehired, employed, reemployed, or reinstated by the Company, its affiliates and subsidiaries.




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11.  Revocation Period. Employee has the right to revoke this Agreement for up to seven (7) days after Employee signs it. In order to revoke this Agreement, Employee must sign and send a written notice of the decision to do so, addressed to Chief Executive Officer, Insurance Auto Auctions, 850 East Algonquin Road, Suite 100, Schaumburg, IL 60173, and that written notice must be received by Employer no later than the eighth day after Employee signs this Agreement. If Employee revokes this Agreement, the Employee will not be entitled to any of the consideration from the Company described in Sections 2(a), 2(b), 2(c) and 2(e) above.

12. No Admission. This Agreement does not constitute an admission by any of the parties, and the parties specifically deny that any action or failure to act by any of the parties was wrongful, unlawful, or susceptible of causing any damages or injury to the other party.

13. Severability. The Employee acknowledges and agrees that the Restrictive Covenant (as defined below) are reasonable, necessary and valid in duration and geographical scope and in all other respects. If any court determines that any of the Restrictive Covenant, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenant shall not be affected thereby and shall be given full effect without regard to the invalid portions. Provided, however, that if Employee brings a lawsuit, claim, charge, or complaint against the Company, and a court of competent jurisdiction finds that a release or waiver of claims or rights by Employee in Section 8 above is illegal, void or unenforceable, Employee agrees that upon request by the Company, Employee will promptly sign a release or waiver that is legal and enforceable, provided such release or waiver is approved by such Employee's legal counsel.

14. Rights and Remedies Upon Breach. If the Employee breaches, or threatens to commit a breach of, any of the covenants set forth in Section 6 of this Agreement (the "Restrictive Covenant"), the Company shall have the right and remedy to have the Restrictive Covenant specifically enforced by any court of competent jurisdiction, including immediate temporary injunctive relief without bond and without the necessity of showing actual monetary damages, it being agreed that any breach or threatened breach of the Restrictive Covenant would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company, which right and remedy is in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity. The Restricted Period shall be extended by any period that the Employee is in breach of the Restrictive Covenant, unless such breach is not willful and does not materially damage the Company.

15. Agreement Inadmissible as Evidence. This Agreement, its execution, and its implementation may not be used as evidence, and shall not be admissible in any proceeding except one claiming a violation of this Agreement.

16. Entire Agreement. This Agreement sets forth the full understanding and agreement of the parties and supersedes any and all other understandings or agreements, written or oral; provided, however, that Employee shall continue to be bound by the Confidentiality Agreement described in Section 3 and provided further the Company remains bound by the Indemnification Agreement provided in Section 8.


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17.  Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with laws and judicial decisions of the State of Illinois, without regard to its principles of conflicts of laws.

18.  Knowing and Voluntary Waiver. Employee specifically agrees as follows:

     a)   Employee is knowingly and voluntarily entering into this Agreement;

     b) Employee acknowledges that the Company is providing benefits in the form of payments and compensation, to which Employee would not otherwise be entitled, as part of the consideration for Employee's entering into this Agreement;

     c) Employee acknowledges receiving from the Company the informational disclosures attached to this Agreement as Exhibit A at the same time Employee received this Agreement;

     d) Employee is hereby advised by the Company to consult with an attorney before signing this Agreement;

     e) Employee understands that he has a period of forty-five (45) days from the date a copy of this Agreement is provided to Employee in which to consider and sign the Agreement (during which the offer will remain open), and that the Employee has an additional seven (7) days after signing this Agreement within which to revoke acceptance of the Agreement; and,

     f) If during the seven (7) day revocation period Employee should revoke acceptance of the Agreement, then this Agreement shall be void.

19. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.


INSURANCE AUTO AUCTIONS, INC.                       STEPHEN L. GREEN


By: /s/ Thomas O'Brien                              /s/ Stephen L. Green
   -----------------------------------              ----------------------------

Its:
    ----------------------------------              Dated: April 12, 2001
                                                          ----------------------
Dated:
      --------------------------------




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                                  Attachment A
                            Stock Options of Employee

      Number             Grant Date            Number             Exercise Price
      ------             ----------            ------             --------------

      IA0304               2/25/97              5,000                 $ 8.50
      IA0320               1/2/98              12,500                 $11.688
      IA0447              12/15/98             10,000                 $11.125
      IA0448              12/15/98             15,000                 $11.125




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                                    Exhibit A

                            INFORMATIONAL DISCLOSURES

     The following disclosures are intended to inform you about which job positions at Insurance Auto Auctions, Inc. were selected to participate in the employment termination program, which job positions were not selected to participate in the employment termination program, and the ages of the employees holding those positions. You are being given this information to assist you in making an informed decision about signing the accompanying Separation Agreement and General Release.

     You have 45 days from the date of receiving these disclosures to sign the Separation Agreement and General Release, if you so chose. If you sign the Agreement, you have 7 days from the date of signature to revoke the Agreement. If you revoke, you will not be entitled to any consideration under the Agreement.

     The following employees were selected to participate in the employment termination program:

TITLE                                                        AGE(S)
-----                                                        ------
Vice President, Chief Financial Officer and Assistant         45
Secretary
Vice President, General Counsel and Secretary                 43


     The following employees were not selected to participate in the employment termination program:

TITLE                                                        AGE(S)
-----                                                        ------
Vice President, Eastern Division                              42
Vice President, Industry and Customer Relations               52
Vice-President, Western Division                              41
Vice-President, Business Development                          38
Senior Vice-President, Sales & Marketing                      52
Vice-President, Information Technology & CIO                  42
Vice-President, Public Affairs                                49